BERLINER INVESTORS ELECT TO CONVERT NOTES
SIX MONTHS EARLY

ELMWOOD PARK, N.J., June 30, 2008 — Berliner Communications, Inc. (“Berliner” or the “Company”) (OTC BB: BERL), an end-to-end provider of outsourced services for the wireless communications industry, announced today that all of the Company’s investors holding 7% Senior Subordinated Secured Convertible Notes due 2008 (the “Notes”) have elected to convert their notes in exchange for an aggregate of 6,000,000 shares of the Company’s common stock. The investors electing to convert are Sigma Opportunity Fund, LLC, Pacific Asset Partners, Operis Partners I LLC and Sigma Berliner, LLC. The Notes, along with other consideration, were issued in late 2006 and 2007 in exchange for $6,000,000, and had a maturity date of December 29, 2008. The Notes carried a conversion price of $1.00 per share. Berliner has agreed to make all interest payments the noteholders would have received had they held the Notes until maturity.

“The decision by our investors to convert six months ahead of the maturity date for these Notes is a strong show of their support of our Company and our business plan,” said Rich Berliner, Chief Executive Officer of Berliner. “Since the beginning of this deal, the managers of these funds have been solid business partners with us, and I look forward to working with them as significant stockholders in our Company going forward.”

Thom Waye, Managing Director for Sigma Opportunity Fund and Sigma Berliner, added, “Berliner has achieved every goal and surpassed every milestone that management agreed to when we first invested in early 2007. Revenues have grown substantially but profitability has been even more impressive. As a group, we could not be more supportive and feel that this early conversion to equity shows even more faith in the Company’s ongoing ability to perform and deliver.”

About Berliner Communications, Inc.
Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward- looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

Contact:	Berliner Communications, Inc. Rich Berliner 201-791-3200 berlinerr@bcisites.com